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                                                                       EXHIBIT 4

                    FIRST AMENDMENT TO THE RIGHTS AGREEMENT
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                                 BY AND BETWEEN
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                 COLLINS INDUSTRIES, INC. AND MELLON BANK, N.A.
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          This FIRST AMENDMENT TO THE RIGHTS AGREEMENT (the "First Amendment")
is made and entered into as of the 25th day of April, 1995, by and between COLLINS INDUSTRIES, INC. (the "Company") and MELLON BANK, N.A. (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement dated as of March 28, 1995 (the "Agreement"); and

          WHEREAS, pursuant to Section 26 of the Agreement, the Company and the Rights Agent now desire to amend the Agreement in order to provide certain clarifications with respect to Incentive Stock Options.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

          1.   Section 1(i) shall be amended to read as follows:

                    (i) "Preferred Stock" shall mean shares of Series A Junior Participating Preferred Stock, $.10 par value per share, of the Company (the "Preferred Stock"), and, to the extent that there are not a sufficient number of shares of Preferred Stock authorized to permit the full exercise of the Rights, any other series of preferred stock of the Company designated for such purpose containing terms substantially similar to the terms of the Preferred Stock.

          2.   There shall be added the following Section 34:

                    SECTION 34. INCENTIVE STOCK OPTIONS. Notwithstanding anything herein to the contrary, no Rights will be issued in respect of shares of Common Stock that are issued upon exercise of Incentive Stock Options (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended) granted pursuant to the Company's 1995 Stock Option Plan, 1995 Stock Option Exchange Plan, or any previous or future plan of the Company.


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          3.  The Agreement, as amended by this First Amendment, shall remain in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the date first above written.

                                       COLLINS INDUSTRIES, INC.
Attest:                                a Missouri corporation



By: _______________________            By: _____________________________
     Name: Lewis W. Ediger                  Name: Don L. Collins
     Title: Secretary                       Title: Chairman of the Board


                                       MELLON BANK, N.A.
Attest:                                a Pennsylvania corporation



By: _______________________            By: _____________________________
     Name:                                  Name:
     Title:                                 Title:


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